Exhibit 99.1

FOR IMMEDIATE RELEASE January 17, 2014	For more information: Contact: Eric Paul Dividend Capital (303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES FIRST PROPERTY ACQUISITION:

WEST VALLEY DISTRIBUTION CENTER IN KENT, WA

DENVER, CO — January 17, 2014 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust, announced today that it has acquired the West Valley Distribution Center, a 97,000 square foot distribution facility located in Kent, WA, a key submarket of the competitive Seattle/Tacoma industrial market. The property is currently 100% leased to four tenants: Bassett Furniture, Allied Manufacturers, Metropolitan Gymnastics and TransCold Distribution.

“The West Valley Distribution Center is a great initial acquisition for our company,” said Dwight Merriman, Chief Executive Officer of IPT. “The property is located in a strong port market with high barriers to entry, and has close proximity to the Port of Seattle, the Port of Tacoma, the Seattle-Tacoma International Airport as well as interstate and regional highway transportation infrastructure.”

As a West Coast port market, the Seattle/Tacoma area has historically been a desirable industrial target market location, with a fast growing population, attractive industry base and significant geographic and physical barriers to entry. The market has strong railway, highway and airport infrastructure, and Tacoma’s deep-water port provides global shippers with an attractive alternative to Southern California’s ports.

About Industrial Property Trust Inc.

IPT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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